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                                                                     EXHIBIT 3.1

                            ARTICLES OF ASSOCIATION

         For the purpose of organizing an association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following Articles of Association:

         FIRST.   The title of this association shall be First North American
National Bank.

         SECOND. The main office of the association shall be located in the City of Marietta, County of Cobb, State of Georgia. The general business of the association shall be conducted at its main office.

         THIRD.   The association

                  (i)      will engage only in credit card operations;

                  (ii) will not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others;

                  (iii) will not accept any savings or time deposit of less than $100,000;

                  (iv) will maintain no more than one office that accepts deposits;

                  (v) will not engage in the business or making commercial loans; and

                  (vi) will not eliminate or amend this Article without the advance written approval of the Office of the Comptroller of the Currency ("OCC").

                  FOURTH. The board of directors of this association shall consist of not less than five nor more than twenty-five directors, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of the shareholders of this association at any annual or special meeting thereof. Each director, during the full term of his or her directorship, shall own a minimum of $1,000 aggregate fair market value of stock in a company which has control of the bank in accordance with applicable laws and regulations. Unless otherwise provided by the laws of the United States, any vacancy in the board of directors may be filled by action of the board of directors.

                  FIFTH.   There shall be an annual meeting of the shareholders
to elect directors and to transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the bylaws, but if no election is held on that day, it may be held on
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any subsequent day according to such lawful rules as may be prescribed by the board of directors.

                  SIXTH.   The authorized amount of capital stock of this
association shall be one hundred thousand (100,000) shares of common stock of the par value of one hundred dollars ($100.00); but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

                  No holder of shares of the capital stock of any class of the association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the association, whether now or hereafter authorized, or to any obligations convertible into stock of the association, issued, or sold, or any right of subscription to any thereof other than such, if any, as the board of directors, in its discretion may from time to time determine and at such price as the board of directors may from time to time fix.

                  The association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

                  SEVENTH. The board of directors shall appoint one of its members president of this association, who shall be chairman of the board, unless the board appoints another director to be the chairman. The board of directors shall have the power to appoint one or more vice presidents, a cashier and such other officers and employees as may be required to transact the business of this association.

                  The board of directors shall have the power to define the duties of the officers and employees of the association; to fix the salaries to be paid to the officers and employees and to dismiss them; to require bonds from officers and employees and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the association shall be made; to manage and administer the business and affairs of the association; to make all bylaws that it may be lawful for the board of directors to make; and generally to perform all acts that are legal for a board of directors to perform.

                  EIGHTH. The board of directors shall have the power to change the location of the main office of this association to any other place within the limits of Marietta, Georgia without the approval of the shareholders.

                  NINTH.   The corporate existence of this association shall
continue until terminated according to the laws of the United States.

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                  TENTH.   The board of directors of this association or any
one or more shareholders owning, in the aggregate, not less than 50 percent of the stock of this association may call a special shareholders meeting at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10, and no more than 60, days prior to the date of the meeting to each shareholder of record at his or her address as shown upon the books of this association.

                  Any action required or permitted to be taken by the shareholders of this association at an annual or special meeting thereof, may, unless otherwise provided by law, be taken pursuant to waiver of notice thereof and upon unanimous written consent of all shareholders of the association.

                  ELEVENTH.

                  A. Definitions. For purposes of this Article the following definitions shall apply:

                  "Association" means this association only and no predecessor entity or other legal entity.

                  "Expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification.

                  "Liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan.

                  "Legal Entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

                  "Predecessor Entity" means a legal entity the existence of which ceased upon its acquisition by this association in a merger or otherwise.

                  "Proceeding" means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

                  B. Indemnification of Directors and Officers. This association shall indemnify and may contract in advance to indemnify an individual who is, was or is threatened to be made a party to a proceeding because he is or was a director or officer of this association or, while a director or officer of this association, is or was serving this association or any other

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legal entity in any capacity at the request of this association against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law (regardless of whether the proceeding is by or in the right of this association). The determination that indemnification under this Paragraph B is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Paragraph C of this Article; provided, however, that if a majority of the directors of this association has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the board of directors and such person. Unless a determination has been made that indemnification is not permissible, this association shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification.

                  C. Indemnification of Others. This association may, to a lesser extent or to the same extent that this association is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of this association, and, if authorized by general or specific action of the board of directors, may contract in advance to do so. The determination that indemnification under this Paragraph C is permissible, the authorization of such indemnification and the valuation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the board of directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Paragraph B of this Article shall be limited by the provisions of this Paragraph C.

                  D. Miscellaneous. Every reference in this Article to persons who are or may be entitled to indemnification shall

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include all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for this association. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled including indemnification pursuant to a valid contract, indemnification by legal entities other than this association and indemnification under policies of insurance purchased and maintained by this association or others. However, no person shall be entitled to indemnification by this association to the extent he is indemnified by another, including an insurer. This association is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to this association or any other legal entity at the request of this association regardless of this association's power to indemnify against such liability. The provisions of this Article shall not be deemed to prohibit this association from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above, for the purposes of conducting the business of this association. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this and the provisions of this Article are severable.

                  E. Certain Limitations. In no event shall the foregoing provisions (a) allow the indemnification of directors, officers, or employees of this association against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to this association; or (b) permit insurance coverage for a formal order assessing civil money penalties against a director or employee of this association.

                  TWELFTH. These articles of association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this association unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

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